Exhibit 10.1

Mr. Michael R. Rodriguez

[address redacted]

December 2, 2009

Dear Michael:

Clarient, Inc. (the “Company”) is pleased to enter into this letter agreement (the “Letter Agreement”) with you (the “Executive”) which will address the terms of Executive’s employment with the Company.  The Company considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of the Company and the arrangements described in this Letter Agreement are intended to address that goal.

1.                                       Duties.  Commencing on December 7, 2009 or a date mutually agreed upon by the Company and Executive (the “Commencement Date”), Executive will serve as Senior Vice President and Chief Financial Officer of the Company and will report directly to the Chief Executive Officer of the Company. Executive agrees to devote his full business time and attention to the Company, to render his services under this letter agreement fully, faithfully, and diligently. Executive shall have the right to perform such incidental services as are necessary in connection with Executive’s charitable or community activities, or participation in trade or professional organizations as long as such activities do not materially interfere with Executive’s duties with the Company.

2.                                       Term.   Notwithstanding anything to the contrary, Executive’s employment relationship with the Company is employment “at will”.  As a result, Executive’s employment may be terminated by the Company or by Executive at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this Letter Agreement.  If Executive terminates his employment (other than for “good reason” (as defined below), which shall be governed by Section 6(f) below), he shall give the Company written notice of such termination not less than thirty (30) days prior to the effective date of such termination.  In light of the severance benefits provided for in Section 6, the Company will have no obligation to give Executive prior notice of any such termination by the Company (whether or not such termination is without cause).

3.                                       Compensation.

(a)                                  Base Salary.  During the term of Executive’s employment, Executive will receive a base salary of not less than $290,000 per annum, payable in biweekly increments, subject to an annual salary and performance review and potential salary increase (but not reductions) at the sole discretion of the Company. Executive’s base salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for its salaried employees.

(b)                                 Bonus.  Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”) (target incentives as determined by the Compensation Committee of the Company’s Board of Directors) with an annual target payment of 60% of base salary, pro-rated for the number of days in the calendar year of Executive is employed by the Company divided by the total number of days in that full calendar year.  Potential exists to receive as much as twice this figure based on achievement of Company and personal objectives.  Any bonus that becomes payable under this subsection (b) shall be paid in accordance with the Company’s past practices under the MIP, but in no event after the later of (i) the 15th day of the third month following Executive’s first taxable year in which such bonus is no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following the first taxable year of the Company in which such bonus is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other guidance issued thereunder.

4.                                       Option Grant.  The Company shall grant to Executive on the Commencement date of this agreement a stock option for 300,000 shares of Common Stock of the Company and 40,000 Restricted Stock Awards (RSA).  The RSA grant is subject to board approval of the Executive RSA Grant Program to be voted on at the December 15th telephonic board meeting. Subject to Executive’s continued employment with the Company through each such date, the options shall vest as to 25% of the shares on the first anniversary of the date of grant and the remaining 75% of the shares in equal monthly installments on each monthly anniversary of the date of grant thereafter, such that all shares subject to the option shall be vested (subject to continued employment) as of the fourth anniversary of the date of grant; provided that if a Change of Control (as defined in this Agreement)   occurs during the term of employment, then the option shall vest as to all shares that remain unvested immediately prior to the consummation of such Change of Control. The option will be granted under the Company’s 2007 Incentive Award Plan and be subject to the same terms and conditions as are set forth in the standard form stock option agreement currently in use under the Option Plan (including such terms and conditions as are incorporated therein from the Option Plan itself), except to the extent provided otherwise in this Agreement.  The option will be subject to the approval of the Board of Directors and will have an exercise price per share equal to the last sale price of the Company’s Common Stock on the Commencement Date  and will expire on the tenth anniversary of the date of grant (subject to earlier termination in accordance with the terms of the Option Plan and standard form of stock option agreement thereunder).  Additional equity grants may be awarded by action of the Company’s Board of Directors or a duly authorized committee of the Board and, if made, will be made in a manner commensurate with senior executives, the terms and conditions of which shall be as determined under the Company’s Option Plan and by the Company’s Board of Directors or a duly authorized committee thereof.

5.                                       Fringe Benefits.

(a)          Executive will be paid a car allowance at the rate of $600 per month.

(b)         Executive is eligible for group life and accidental death and dismemberment insurance in an amount equal to one times the Executive’s annual base salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements).  If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000.  Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable; and otherwise be eligible to participate in all other benefits programs offered generally by the Company to its other senior executives, including medical, dental, and vision insurance, short and long term disability insurance, 401(k) Plan, flexible spending account (Section 125) plan and employee assistance program.

(c)          Executive will also be entitled twenty-five (25) days of vacation per annum which will accrue at the rate of 7.70 hours per pay period. If a recognized holiday falls during Executive’s vacation period or periods, it will not be considered as a vacation day. Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year.  All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum.

(d)         Executive shall be covered by the Company’s directors and officers liability insurance policies and indemnification policies on the same terms and conditions as apply to the Company’s other senior executives.  This provision shall survive termination of this Agreement and shall not be covered by the release contemplated by Section 6(d).

6.             Severance Payments.   Subject to the provisions of subsection (d) and Section 11 below and the other terms and conditions of this Letter Agreement, in the event Executive has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of Executive’s employment: (i) by the Company without “cause”, (ii) by Executive for “good reason” twelve months  after a Change of Control, or (iii) by Executive as a result of Executive’s death or disability (any of the foregoing being a “Severance Termination”), the Company will provide Executive the benefits described in this Section 6, which shall be the only severance benefits or other payments with respect to Executive’s employment with the Company to which Executive shall be entitled.  Without limiting the generality of the foregoing, these benefits are in lieu of all salary, bonuses and vacation accruals (except for salary, bonuses and vacation accruals for periods ending on the date of termination as provided in Section 8 below) and other rights Executive may have against the Company or its affiliates.

(a)           If a Severance Termination occurs, Executive will receive payment of an amount equal to twelve (12) months of his base salary then in effect at the time of the Severance Termination.

(b)           Upon a Severance Termination, Executive will be able to exercise any options and or RSAs which have become vested and exercisable on or before the termination date and until the earlier of (i) the first anniversary of the date of termination or (ii) the expiration date of the option.; (c) Upon a Severance Termination, Executive will receive continued coverage under the Company’s medical and health plans in accordance with COBRA rules and regulations following the termination date (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.  If Executive chooses such continuation health insurance coverage, the Company will subsidize the remaining costs which are normally the responsibility of the former employee for twelve months or until Executive obtains insurance through another employer, (whichever occurs sooner.) Thereafter, Executive shall be solely responsible for paying the premiums for COBRA continuation coverage. If Executive ceases to be eligible for COBRA because the Company does not pay the premiums for its existing or group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay Executive, for any portion of the period referred to above during which Executive’s COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive’s coverage under the then existing, or if none, the most recently existing, healthcare insurance policy.  Executive should consult with the Company’s Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life insurance policy.  Executive will be reimbursed in accordance with Company policies promptly for all of Executive’s reasonable and necessary business expenses incurred on behalf of the Company prior to Executive’s termination date.  Without limiting the Company’s obligation under the preceding sentence, the reimbursement of any expense under this subsection (c) shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and shall not be subject to liquidation in favor of any other benefit.

(d)           All compensation and benefits described above in (a) through (c) of this Section 6 will be contingent upon (i) Executive’s execution of a release of all claims against the Company in the form of Exhibit A and expiration of the seven-day revocation period referred to in such release, and  (ii) Executive’s not engaging in any Solicitation (as defined in Section 7 of this Letter Agreement) during the period of his employment by the Company or the one-year period following Executive’s termination date.

(e)           Subject to Section 11 below, the Company will pay Executive the amount described in (a) above in equal bi-weekly installments for a period of twelve (12) months with the first payment being payable on the date when the seven-day revocation period referred to below with respect to the release expires.  The Company will prepare the final release (which will be in the form attached as Exhibit A to this Letter Agreement) and deliver it to Executive on the Executive’s termination date.  Executive will have twenty-one (21) days in which to consider the release although Executive may execute it sooner.  Please note that the release has a revocation period of seven days.  Any modification to the attached release shall be made by the mutual agreement of Executive and the Company.

(f)            In this Letter Agreement, the term “cause” means (a) a substantial and continual refusal by Executive to perform his duties and functions hereunder in accordance with the instructions of the Board and/or the Chief Executive Officer, as embodied in written resolutions of the Board, and communicated in writing to Executive (provided that such instructions do not require Executive to take any actions that Executive reasonably believes to be unlawful after a reasonable inquiry), after Executive has been given thirty (30) business days to cure Executive’s failure to so comply; (b) Executive’s intentional  appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Executive’s intentional misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); or (d) Executive’s conviction of, or Executive’s entering of a guilty plea or plea of no contest respect to a felony or the equivalent thereof. In this Letter Agreement, the term “good reason” means (i) the Executive’s assignment (without Executive’s prior consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Chief Financial Officer of a comparable publicly-held

Company, or removal from his position as an executive officer of the Company, (ii) the relocation of the Company’s offices at which Executive is principally employed to a location which is more than thirty miles from Aliso Viejo, California, (iii) the material reduction of Executive’s base salary or bonus opportunity, except pursuant to a reduction which also applies to the Company’s other senior executives, (iv) the requirement that Executive report to any officer of the Company other than its Chief Executive Officer, or (v) the Company’s material breach of this Letter Agreement; provided, however, that Executive must have given the written notice to the Company that Executive believes he has the right to terminate employment for good reason, within forty-five (45) days of the initial occurrence of such event, and the Company fails to eliminate the good reason within thirty (30) days after receipt of the notice.  Further, Executive’s termination of employment must occur within 18 months from the initial occurrence of an event that constitutes good reason.

(g)           In this Letter Agreement, the term “Change of Control” means (a) the issuance, sale, transfer or acquisition of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity, (c) a complete liquidation or dissolution of the Company, (d) the sale or other disposition of all or substantially all of the assets of the Company,   An “affiliate” of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries.  “Group” shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

(h)           Executive will not be required to mitigate the amount of any payment provided for in this Letter Agreement by seeking other employment or otherwise and Executive shall be entitled to receive the severance payments provided in this Section 6 without regard to whether Executive obtains other employment or enters into other service relationships, provided Executive does not violate any of his obligations under this Section 6.

(h)           Executive acknowledges that the arrangements described in this Letter Agreement (including those on Exhibit A attached hereto) will be the only obligations of the Company or its affiliates in connection with any determination by the Company to terminate Executive’s employment with the Company.  This Letter Agreement does not terminate, alter, or affect Executive’s rights under any plan or program of the Company in which Executive may participate, except as explicitly set forth herein.  Executive’s participation in such plans or programs will be governed by the terms of such plans and programs.

7.             Definition of Solicitation.

(a) [Intentionally Deleted].

(b)           For purposes of Section 6(d) of this Letter Agreement “Solicitation” shall mean (A) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor, or reseller of the laboratory services business of any other person, firm or corporation with respect to products or services which are competitive with products or services then sold or under development by the Company’s reference laboratory services business or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person, or (B) soliciting, enticing, or inducing directly or “indirectly,” or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity.  Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment, and requests the reference, and general solicitations through general advertising, general internet postings, or other similar non-targeted advertising of employees by Executive will not constitute Solicitation. “Indirectly” means Executive directs, influences or causes any third party, agent or representative to solicit, entice or induce an employee of the Company to become employed by any other person, firm or corporation.

(c)           For purposes of this Section 7, “Customer” means any person or entity which at the time of determination, if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within one year prior to such time, a client, customer, OEM, distributor, or reseller of the Company.

(d)           Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits and (ii) that he has, prior to the execution of this Letter Agreement, reviewed this Letter Agreement with his legal counsel.  Executive acknowledges that the provisions contained in this Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of the Company and that the Company would not have entered into this Letter Agreement in the absence of such provisions.

8.             Other Payments in the Event of Termination of Employment.  In the event of termination of Executive’s employment for any reason, Executive will be entitled to receive upon such termination payment of all accrued, unpaid salary and vacation time through and including the date of termination.  In addition, in the event of termination of Executive’s employment for any reason other than by the Company for “cause”, Executive will be entitled to receive upon such termination a “pro rata portion” of his “bonus for the year of termination” (as those terms are defined below), “Pro rata portion” means the number of days in the calendar year of termination up to and including the date of termination divided by the total number of days in that full calendar year.  The “bonus for the year of termination” means the amount Executive would have been likely to earn if he had been employed for the full year, as determined in good faith by the Board of Directors of the Company or a committee thereof. Such payments will be made no later than March 15th of the year following the Executive’s termination to be consistent with the bonus payout under the Management Incentive Program.

9.             Withholding.  The Company will withhold applicable taxes and other legally required deductions from all payments to be made hereunder

10.           Representations and Covenants of Executive.  Executive represents and warrants to the Company that:  (a) he has full power and authority to enter into this Letter Agreement and to perform his duties hereunder, (b) the execution and delivery of this Letter Agreement and the performance of his duties hereunder shall not result in an actual (as opposed to merely asserted) breach of, or constitute an actual (as opposed to merely asserted) default under, any agreement or obligation to which he may be bound or subject, including without limitation any obligations of confidentiality, noncompetition, nonsolicitation or use of information, (c) this Letter Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Letter Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors, (d) to Executive’s knowledge, the services contemplated by this Letter Agreement do not (i) infringe any third party’s copyright, patent, trademark, trade secret or other proprietary right, or (ii) violate any law, statute, ordinance or regulation, and (e) Executive has resigned from all positions as an employee, officer, director or executive of prior employers. Executive covenants to the Company that during his employment with the Company (a) he shall not (i) intentionally use, in connection with his employment with the Company, any confidential or proprietary information or materials belonging to any third person or entity, or (ii) knowingly violate any law, statute, ordinance or regulation and (b) he shall not breach (i) any agreement with any third party to keep in confidence any confidential or proprietary information, knowledge or data acquired prior to his execution of this Letter Agreement or (ii) any obligations of confidentiality, noncompetition, nonsolicitation or use of information.

11.           Section 409A.

(a)           Notwithstanding anything to the contrary in this Letter Agreement, if at the time of Executive’s Separation from Service with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is the earlier of (i)  at least six (6) months and one (1) day following Executive’s Separation from Service with the Company, (ii) the date of the Executive’s death, or (iii) or the earliest date permitted under Section 409A of the Code, whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Letter Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Letter Agreement.

(b)           With respect to the provisions of this Letter Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Letter Agreement shall comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered.

(c)           In the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Letter Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Letter Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Letter Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Letter Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

12.           Miscellaneous.  This Letter Agreement will inure to the benefit of Executive’s personal representatives, executors, and heirs.  In the event Executive dies while any amount payable under this Letter Agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this Letter Agreement.  No term or condition set forth in this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of the Company authorized to sign such writing by the Board of Directors of the Company or an authorized committee thereof.  This Letter Agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state.  Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, will be settled by arbitration in Los Angeles or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In the event of a dispute under this Letter Agreement, the prevailing party shall be entitled to the reimbursement of its or his (as the case may be) costs and reasonable attorney’s fees by the non-prevailing party.

13.           Limit on Payments by the Company.  Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by Executive in connection with a Change of Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Letter Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made.  For purposes of this Section 13, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  If such reduction is necessary, reduction shall occur in the following order, unless the Executive elects in writing a different order: (i) reduction of employee benefits, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of cash payments. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.  The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Executive (which may be, but will not be required to be, the Company’s independent auditors).  The Accounting Firm shall submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or Executive that Executive may receive payments which may be “parachute payments.”  If the Accounting Firm determines that such reduction is required by this Section 13, Executive, in Executive’s sole and absolute discretion, may determine which Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive.  If the Accounting Firm determines that no reduction is necessary under this Section 13, it will, at the same time as it makes such determination, furnish Executive and the Company an opinion that Executive shall not be liable for any excise tax under Section 4999 of the Code.  Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 13.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 13 shall be borne by the Company.

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject and supersedes any prior discussions or agreements on this subject.

Sincerely,

Clarient, Inc.

/s/ RONALD A. ANDREWS
By: Ronald A. Andrews
Title: Chief Executive Officer

I agree to the terms and conditions of this Letter Agreement

/s/ MICHAEL R. RODRIGUEZ
Michael R. Rodriguez